As filed with the U.S. Securities and Exchange Commission on September 25, 2024.

Registration No. 333-280371

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 4

to

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZJK Industrial Co., Ltd.

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	3452	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

No.8, Jingqiang Road, 138 Industrial Zone,

Xiuxin Community, Kengzi Town,

Pingshan New Area, Shenzhen

People’s Republic of China, 518122

Tel: +86-0755-28341175

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Tel: (212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Mitchell L. Lampert, Esq. Anna J. Wang, Esq. Robinson & Cole LLP Chrysler East Building 666 Third Avenue, 20th Floor New York, NY 10017 Tel: (212) 451-2942	Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Road Suite 260 Vienna, VA 22182 Tel: (703) 919-7285

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

___________

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

ZJK Industrial Co., Ltd. (the “Company”) is filing this Amendment No. 4 (“Amendment No. 4”) to the Registration Statement on Form F-1 (Registration No. 333-280371), originally filed on June 21, 2024 (the “Registration Statement”), as an exhibit-only filing. Accordingly, this Amendment No. 4 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, and the exhibits being filed with this Amendment No. 4. The prospectus and the balance of the Registration Statement are unchanged and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

To the extent permitted by law, the Company shall indemnify each existing or former director (including alternate director), secretary and other officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives (each an “Indemnified Person”) against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the Indemnified Person in or about the conduct of the Company’s business or affairs or in the execution or discharge of the Indemnified Person’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the Indemnified Person in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such Indemnified Person, however, shall be indemnified in respect of any matter arising out of his own dishonesty, willful default or fraud.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

In accordance with the provisions in our amended and restated articles of association, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following Ordinary Shares. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were involved in these issuances of Ordinary Shares.:

On May 11, 2022, the Company issued 1 Ordinary Share to ICS Corporate Services (Cayman) Limited, which was transferred to DNR Technology Co., Ltd. on the same day. On May 11, 2022, the Company issued 2,973,499 Ordinary Shares, 500,000 Ordinary Shares, 352,000 Ordinary Shares, 500,000 Ordinary Shares, and 424,500 Ordinary Shares to DNR Technology Co., Ltd., Jinshan International Investment Co., Ltd., KKD Holding Limited, Newmicro Holding Limited and Vimisci Holding Limited, respectively.

On January 10, 2023, the Company issued 250,000 ordinary shares to Yingying Deng.

On February 1, 2023, the Company issued 3,470,500 ordinary shares to DNR Technology Co., Ltd. and 1,529,500 ordinary shares to Vimisci Holding Limited.

On June 19, 2023, the Company subdivided the authorized and issued share capital of the Company on a 1:2 basis such that the authorized share capital of the Company was amended from US$50,000 divided into 500,000,000 Ordinary Shares of a par value of US$0.0001 each, to US$50,000 divided into 1,000,000,000 Ordinary Shares of a par value of US$0.00005 each. Following the subdivision, DNR Technology Co., Ltd., Jinshan International Investment Co., Ltd., KKD Holding Limited, Newmicro Holding Limited, Vimisci Holding Limited and Yingying Deng held 12,888,000, 1,000,000, 704,000, 1,000,000, 3,908,000 and 500,000 Ordinary Shares respectively.

On June 6, 2024, the Company subdivided the authorized and issued share capital of the Company on a 1:3 basis such that the authorized share capital of the Company was amended from US$50,000 divided into 1,000,000,000 Ordinary Shares of a par value of US$0.00005 each, to US$50,000 divided into 3,000,000,000 Ordinary Shares of a par value of US$0.000016666667 each. Following the subdivision, DNR Technology Co., Ltd., Jinshan International Investment Co., Ltd., KKD Holding Limited, Newmicro Holding Limited, Vimisci Holding Limited and Yingying Deng held 38,664,000, 3,000,000, 2,112,000, 3,000,000, 11,724,000 and 1,500,000 Ordinary Shares, respectively.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits

Exhibit Number	Description
1.1**	Form of Underwriting Agreement

3.1**	Memorandum and Articles of Association of the Registrant, as currently in effect

3.2**	Amended and Restated Articles of Association of the Registrant, effective upon the effectiveness of this Registration Statement

4.1**	Registrant’s Specimen Certificate for Ordinary Shares

5.1**	Opinion of Ogier (Cayman) LLP regarding the validity of the ordinary shares being registered

8.1**	Opinion of Global Law Office regarding certain PRC tax matters (included in Exhibit 99.1)

10.1**	Form of Executive Offer Letter

10.2**^	Employment Agreement between Ning Ding and ZJK Industrial Group HongKong Limited, dated March 7, 2024

10.3**^	Employment Agreement, between Kai Huang and ZJK Industrial Group HongKong Limited, dated March 7, 2024

10.4**^	English Translation of Sales Agreement between BULTEN Fasteners (Wuxi) Co., Ltd. (formerly known as “PSM Fasteners (Wuxi) Co., Ltd.”) and Shenzhen Zhongjinke Hardware Products Co., Ltd, dated January 1, 2024

10.5**^	English Translation of Sales Agreement between PSM-ZJK Fasteners (Shenzhen) Co., Ltd. and Shenzhen Zhongjinke Hardware Products Co., Ltd, dated January 1, 2024

10.6**^	English Translation of Purchase Agreement between Shenzhen Zhongjinke Hardware Products Co., Ltd and Dongguan Zhanchuang Hardware Technology Co., LTD, dated October 26, 2022

10.7**^	English Translation of Purchase Agreement between Shenzhen Zhongjinke Hardware Products Co., Ltd and Dongguan TSLG Metal Products Co. LTD, dated May 27, 2021

10.8**^	English Translation of Purchase Agreement between Shenzhen Zhongjinke Hardware Products Co., Ltd and Shenzhen Xinhuafu Technology Co., Ltd., dated December 16, 2021

10.9**^	English Translation of Form of Debt Contract by and between Zhongke Precision Components (Guangdong) Co., Ltd. and Guangdong Fogang Rural Commercial Bank Co., Ltd., dated April 30, 2021

10.10**^	English Translation of Real Estate Lease Agreement between Xiaohua Huang, as landlord, and Shenzhen Zhongjinke Hardware Products Co., Ltd, as tenant, dated April 15, 2024

10.11**^	English Translation of Real Estate Lease Agreement between Nanjing Jiade Corporate Services Ltd., as landlord, and Nanjing Zhongjinke Hardware Products Co., Ltd, as tenant, dated January 1, 2023

10.12**^	English Translation of Real Estate Lease Agreement between Shenzhen Zhongjinke Hardware Products Co., Ltd, as landlord, and Zhongke Chuangwei (Shenzhen) International Holdings Ltd, as tenant, dated May 9, 2024

10.13**	Form of Indemnification Agreement

10.14**	Employment agreement between Ning Ding and ZJK Industrial Co., Ltd., dated May 21, 2024

10.15**	Employment agreement between Kai Huang and ZJK Industrial Co., Ltd., dated May 21, 2024

14.1**	Code of Business Conduct and Ethics of the Registrant

21.1**	Subsidiaries of the Registrant

23.1+	Consent of TPS Thayer, LLC, an independent registered public accounting firm, for financial statements of ZJK Industrial Co., Ltd.

23.2+	Consent of TPS Thayer, LLC, an independent registered public accounting firm, for financial statements of PSM-ZJK Fasteners (Shenzhen) Co., Ltd.

23.3**	Consent of Ogier (Cayman) LLP (included in Exhibit 5.1)

23.4**	Consent of Global Law Firm (included in Exhibit 99.1)

24.1**	Powers of Attorney (included on signature page)

99.1**	Opinion of Global Law Office regarding certain PRC law matters

99.2**	Consent of Independent Director Nominee Ming Tak Tam

99.3**	Consent of Independent Director Nominee Daniel Kelly Kennedy

99.4**	Consent of Independent Director Nominee Rongfu Zheng

99.5**	Financial Statements of PSM-ZJK Fasteners (Shenzhen) Co., Ltd

107**	Filing Fee Table

^ Portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K.

+ Filed herewith.

** Previously filed.

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate Offering Price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

To provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering, unless the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

4.	For the purpose of determining any liability under the Securities Act, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, PRC, on September 25, 2024.

ZJK Industrial Co., Ltd.

By:	/s/ Ning Ding
	Name:	Ning Ding
	Title:	Chief Executive Officer and Chairman

By:	/s/ Kai Huang
	Name:	Kai Huang
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ning Ding and Kai Huang as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of Ordinary Shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ning Ding	Chief Executive Officer Chairman and Director (Principal Executive Officer)	September 25, 2024
Name: Ning Ding

/s/ Kai Huang	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	September 25, 2024
Name: Kai Huang

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in the City of New York, State of New York, United States, on September 25, 2024.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President